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                 EXHIBIT 12 - RATIO OF EARNINGS TO FIXED CHARGES
            Years ended December 31, 1996, 1997, 1998, 1999 and 2000
                    and the three months ended April 1, 2001
                          (IN MILLIONS, EXCEPT RATIOS)

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

                                                                                                               THREE
                                                                                                               MONTHS
                                                                                                               ENDED
                                                                YEAR ENDED DECEMBER 31,                       APRIL 1,
                                                 1996       1997        1998         1999        2000           2001
                                            ---------------------------------------------------------------------------
Earnings/(loss):
   Earnings/(loss) before income tax
     expense/(benefit) per consolidated
     statement of earnings                       $31.2    $(191.9)     $(38.9)      $ 13.4      $ 57.9       $(118.0)

Add:
   Interest expense                               47.4       47.8        57.6         77.4        85.3          23.1
   Portion of rent representative of an
     interest factor                               9.3       10.7        10.5         10.2        10.1           2.5
                                            ---------------------------------------------------------------------------

Adjusted earnings/(loss) before income
    tax benefit/ (expense)                       $87.9    $(133.4)     $ 29.2       $101.0      $153.3       $ (92.4)
                                            ===========================================================================

Fixed charges:
   Interest expense                              $47.4    $  47.8      $ 57.6       $ 77.4      $ 85.3       $  23.1
   Portion of rent representative of an
     interest factor                               9.3       10.7        10.5         10.2        10.1           2.5
   Capitalized interest                            5.1        2.6         2.2          3.0         2.3           0.6
                                            ---------------------------------------------------------------------------

Total fixed charges                              $61.8    $  61.1      $ 70.3       $ 90.6      $ 97.7       $  26.2
                                            ===========================================================================

Ratio of earnings to fixed charges                 1.4(a)      --(b)       .4(c)       1.1         1.6            --(d)
                                            ===========================================================================
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(a)  In 1996, the Company recorded a pre-tax expense for restructuring and other special charges of $150.0 million ($7.0 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other special charges, the ratio of earnings to fixed charges was 3.8.

(b) Earnings were insufficient to cover fixed charges by $194.5 million after giving effect to the pre-tax expense for restructuring and other charges of $340.0 million ($16.5 million was recorded in cost of goods sold). Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 3.4.

(c) Earnings were insufficient to cover fixed charges by $41.1 million after giving effect to the pre-tax expense for restructuring and other charges of $50.0 million. Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 1.1.

(d) Earnings were insufficient to cover fixed charges by $118.6 million after giving effect to the pre-tax expense for restructuring and other charges of $80.0 million. Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was still insufficient to cover fixed charges by $38.6 million.